                                 EXHIBIT 2.12
                                 ------------

                                FIRST AMENDMENT
                                      TO
                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS FIRST AMENDMENT ("First Amendment") to Agreement and Plan of Reorganization by and among VIALOG Corporation, ABC Acquisition Corporation, A Business Conference Call, Inc. and Daniel L. Barber and Robert M. Kalla, dated as of May 23, 1998 (the "Agreement") is entered into as of and effective the 5th day of June, 1998.

                                   PREAMBLE

     A. The Agreement contains certain covenants and agreements (including agreements to indemnify) which pertain to information provided by the Company and/or the Stockholders to and filings made by VIALOG, including filings of the Registration Statement and the Prospectus with the SEC under the Securities Act.

     B. VIALOG and the VIALOG Merger Subsidiary have requested that the Company and the Stockholders allow representatives of VIALOG and VIALOG Merger Subsidiary to discuss certain Company historical financial and operational matters for the purpose of VIALOG'S preparation of projections and assumptions to be transmitted to VIALOG's underwriters in connection with VIALOG'S Public Offering.

     C. The Company and the Stockholders have agreed to discuss and provide the requested information to VIALOG, but will not participate in the preparation of, or review of any work product in connection with, any financial projections or assumptions thereto; such workproduct shall be the sole responsibility and within the sole purview of VIALOG and the VIALOG Merger Subsidiary.

     D. Company and the Stockholders require, in exchange for their cooperation in connection with the above referenced VIALOG activities with its underwriters and in connection with the Public Offering, that the cooperation and information given to VIALOG or VIALOG Merger Subsidiary will not in any way result in a breach of representation and warranty, covenant or agreement under the Agreement, or otherwise affect the Company's or Stockholder's right to indemnification from VIALOG or the VIALOG Merger Subsidiary under the Agreement. VIALOG and VIALOG Merger Subsidiary have agreed to this requirement.

     E. The parties enter into this First Amendment with the foregoing understanding.

                                   AGREEMENT

     In consideration of the provisions foregoing Preamble and the other covenants and agreements set forth in this First Amendment, the parties agree as follows:
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     1.   Cooperation. Section 6.1 and Section 6.2 of the Agreement do not
          -----------
require the Company and the Stockholders to provide, and the Company and Stockholders will not provide, under the Agreement, this First Amendment or otherwise, information or opinions to the Representatives of VIALOG and/or VIALOG Merger Subsidiary that are not historical or which would be reasonably contemplated to predict or project future results or events with respect to the Company, its business, operations, management, properties or condition (financial or otherwise) or results of operation of the Company, including assumptions with respect thereto.

     2.   Review of Registration Statement. Section 6.20 of the Agreement shall
          --------------------------------
not in any circumstances be construed by any Person, including any Authority, to include the obligation to review any financial or other projections or predictions regarding the Company, its business, operations, management, properties or condition (financial or otherwise) or results of operations of the Company, including assumptions with respect thereto. In addition to the foregoing, the Company and the Stockholders will not be requested to review, or be accountable for having knowledge of, any workproduct relating to the foregoing, in either draft or final form. VIALOG and VIALOG Merger Subsidiary acknowledge and agree that any such information or work product relating to such projections or predictions are solely, without qualification, the responsibility of VIALOG and VIALOG Merger Subsidiary.

     3. Effect on Indemnification. With respect to the indemnification agreed to
        -------------------------
by VIALOG pursuant to Section 10.1(b) of the Agreement, and in particular, subparagraph (ii) thereof, the exclusion which would preclude indemnification of the Company Indemnified Parties shall not apply to (i) any projections, assumptions or predictions prepared by VIALOG and/or VIALOG Merger Subsidiary or their Representatives whether or not contained in the Registration Statement or Prospectus or (ii) information about the Company which was omitted from the Registration Statement or Prospectus based on such projections, assumptions or predictions prepared by VIALOG and/or VIALOG Merger Subsidiary or their Representatives.

     4.   Definitions. All terms capitalized in this First Amendment without
          -----------
definition have the same meanings as in the Agreement.

     5.   Effect of Amendment. Except as provided in this First Amendment which
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either supersedes or supplements the Agreement with respect to the subject matter hereof, all of the provisions of the Agreement shall remain unchanged and unaffected by this Amendment.





















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     IN WITNESS WHEREOF, VIALOG, VIALOG Merger Subsidiary, the Company and the
Stockholders have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        VIALOG Corporation



                                        By:  /s/ Glenn D. Bolduc
                                           -------------------------------------
                                             Glenn D. Bolduc,
                                             Its President and Chief Executive
                                             Officer


                                        ABC Acquisition Corporation


                                        By:  /s/ Glenn D. Bolduc
                                           -------------------------------------
                                             Glenn D. Bolduc,
                                             Its President and Chief Executive
                                             Officer


                                        A Business Conference Call, Inc.


                                        By:  /s/ Robert M. Kalla
                                           -------------------------------------
                                             Robert M. Kalla, Its President


                                        Stockholders:


                                             /s/ Daniel L. Barber
                                        ----------------------------------------
                                        Daniel L. Barber


                                             /s/ Robert M. Kalla
                                        ----------------------------------------
                                        Robert M. Kalla